Exhibit 99.1

PHIL LIBIN APPOINTED TO IDENTIVE GROUP BOARD OF

DIRECTORS

SANTA ANA, Calif. and ISMANING, Germany, May 11, 2011 – Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV), a provider of products, services and solutions for the security, identification and RFID industries, today announced that Phil Libin has been appointed to its Board of Directors, effective immediately. Mr. Libin is chief executive officer of Evernote, a fast growing consumer Internet company that enables users to capture, store and locate information, photos, experiences or ideas on a variety of mobile devices and platforms.

“I am very pleased to welcome Phil to the Board of Directors of Identive,” said Ayman S. Ashour, chairman and CEO of Identive Group. “Phil’s diverse experience with mobile platforms, identity management and the consumer sector gives him an understanding of how these areas intersect and how emerging technologies are creating entirely new opportunities and challenges. Demand is growing for consumer applications that utilize mobile devices for payment, information and everyday transactions in a secure way. Phil brings substantial expertise to augment Identive’s focus on secure ID as we expand our offerings for the consumer market.”

Stated Mr. Libin. “In the next few years, the ID industry will need to undergo dramatic change as a result of the commonplace availability of RFID technologies in smart phones and other consumer devices and rapidly changing consumer behavior. I believe Identive is in position to create many valuable new solutions at all points of the technology value chain. I look forward to working with the Identive team as a member of the Board of Directors during this exciting time.”

Mr. Libin is an entrepreneur and executive who has led three Internet companies from the very beginning to proven commercial success, and helped several others through rapid growth. Prior to joining Evernote in May 2007, he founded and served as president of CoreStreet, a provider of smart credential and identity management technologies to governments and large corporations throughout the world, where he remained on the Board of Directors until its acquisition by ActivIdentity in 2009. Previously, Mr. Libin founded and served as chief executive officer of Engine 5, a Boston-based Internet software development company. In 2000, Engine 5 was acquired by Vignette Corporation, a provider of internet content management software, where Mr. Libin subsequently served as principal architect and chief technologist for applications.

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About Identive Group

Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV) is an international technology company focused on building the world’s signature group in secure identification-based technologies. The businesses within Identive Group have deep industry expertise and are well-known global brands in their individual markets, providing leading-edge products and solutions in the areas of physical and logical access control, identity management and RFID systems to governments, commercial and industrial enterprises and consumers. Identive’s growth model is based on a combination of strong technology-driven organic growth from the businesses within the group and disciplined acquisitive development. For additional info visit: www.identive-group.com.

Note Regarding Forward Looking Information:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “plans,” “will,” “intends,” “expects,” and similar references to the future, and such statements include the expected expansion of the industry in which we do business, increased demand for new products in our industry, and our ability to meet this expected demand. These statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. These factors include our ability to successfully develop, market and sell new products, to effectively grow our business, and such other risks and uncertainties related to our business as detailed in our Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent reports filed with the U.S. Securities and Exchange Commission.

Contacts:
Darby Dye	Annika Oelsner
+1 949 553-4251	+49 89 9595 5220
ddye@identive-group.com	aoelsner@identive-group.com